November 12, 2013

Gillian Munson

Dear Gillian,

It gives me great pleasure to confirm our offer for you to join XO Group Inc. (the “Company”) as Chief Financial Officer. We expect your first day of employment to be as mutually agreed upon, in our New York office. You will have such duties, authorities and responsibilities customarily associated with the position of Chief Financial Officer, together with such other duties and responsibilities that are not inconsistent with your position as may be reasonably assigned to you from time to time.

Please understand that this offer is conditional upon our completion of customary background checks and your signing of the attached non-disclosure, non-competition and non-solicitation agreement, as well as your compliance with the U.S. Citizenship and Immigration Services regulations requiring the establishment of your identity and right to work in the United States. This offer is also subject to the approval of its terms by the Compensation Committee of the Company’s Board of Directors, and the Board’s approval of your appointment as an executive officer of the Company.

Compensation Terms

If you commence employment with XO Group, your compensation package would consist of the following terms:

Base Salary

Your annual salary rate is $350,000, which will be paid semi-monthly, on the 15th and on the last workday of the month. This amount is referred to in this letter as your Base Salary. The Base Salary shall be reviewed on an annual basis by the Compensation Committee but shall only be decreased as part of an across the board reduction applicable to the Company’s other senior executive officers.

Signing Bonus

You will receive a $50,000 signing bonus, which will be paid in one lump sum in conjunction with your first payroll following your start date. The bonus is taxable and all regular payroll taxes will be withheld upon payment. You agree to promptly repay one hundred percent (100%) of the gross amount of the bonus (i.e., before any reductions for federal, state, local or other taxes withheld on such amount) if you are either terminated for cause or you resign your employment without Good Reason (hereinafter defined) before the first anniversary of your start date.

Restricted Stock Award

You will receive a restricted stock award of 125,000 shares of XO Group common stock. The award will vest over a four-year term. The first 25% of the award will vest on the first anniversary of the award date, and the balance of the award will vest in equal annual installments thereafter. The award will be made as soon as possible following the commencement of your employment, and will be subject to the standard terms and conditions of the XO Group Stock Incentive Plan, a restricted stock agreement between you and XO Group, and approval by the committee of the XO Group Board of Directors responsible for equity awards to new employees.

Long-Term Incentive Plan

You will be eligible to receive a bonus through your participation in the current XO Group Long-Term Incentive Plan (LTIP) and any successor plan available to senior executive officers. Your bonus opportunity under any such plan will be the maximum available to your employee classification (e.g. non-CEO executive officer) according to the plan parameters. Any bonus for 2013 will be pro-rated based on the date your employment commences. Your participation will be subject to the terms and conditions of the XO Group Long-term Incentive Plan and a participation agreement between you and XO Group.

Other Awards

You will be eligible for equity grants and other long-term incentives at the same time as equity grants and other long-term incentive awards are granted to other senior executives of the Company generally, subject to approval of the Compensation Committee in its discretion, and the amount of such equity grants or other long-term incentives, if any, shall be commensurate with the awards granted to other senior executives of the Company and the terms and conditions of such grants or incentives shall be no less favorable than those applicable to awards of a similar nature made to other senior executives of the Company.

Severance

If your employment is involuntarily terminated without cause by the Company or a successor entity, or if you resign for Good Reason (as defined below), you shall be entitled to receive, conditioned on the execution and effectiveness of a release to be provided by the Company in a form customarily used by the Company for such purposes (the “Release”), a lump-sum payment of an amount equal to one year of your Base Salary in effect immediately prior to such termination or resignation, and for 12 months after such termination or resignation, all benefits (other than vesting of any equity award) that were associated with your employment immediately prior to such termination or resignation (to the extent and at such levels that these benefits remain available to employees of the Company generally during such 12-month period). The Company shall pay the lump-sum payment in connection with such a termination or resignation by the next regular payroll date of the Company following the effectiveness of the Release and subject to your continued compliance with any covenants contained or incorporated by reference therein up to the date of such payment.

An involuntary termination “without cause” shall mean a termination of employment other than for death, disability, termination for Cause or any resignation by you other than a resignation for Good Reason. The Company may terminate your employment and this Agreement without Cause by providing thirty (30) days’ prior written notice of such termination.

“Cause” shall mean (1) your willful failure to perform the principal elements of your duties to the Company or any of its subsidiaries, or with the lawful directives of the Board of Directors or the Chief Executive Officer or President of the Company, which failure is not cured within 20 days following written notice to you specifying the conduct to be cured, (2) your conviction of, or plea of nolo contendere to, a felony (regardless of the nature of the felony) or any other crime involving dishonesty or fraud, (3) your gross negligence or willful misconduct (including but not limited to acts of fraud, criminal activity or professional misconduct) in connection with the performance of your duties and responsibilities to the Company or any of its subsidiaries, (4) your failure to substantially comply with the rules and policies of the Company or any of its subsidiaries governing employee conduct, or (5) your breach of any non-disclosure, non-solicitation, non-competition or other restrictive covenant obligations to the Company or any of its subsidiaries.

“Good Reason” shall mean (1) any reduction of your salary below the Base Salary amount, or a material reduction of your then-current salary rate or maximum bonus/LTIP opportunity, (2) the relocation of your principal place of business outside of New York City, (3) a material diminution in your duties, authorities or responsibilities, (4) any diminution of your title as set forth in this letter, (5) a change in the reporting structure whereby you are required to report to a Company officer other than the Chief Executive Officer or President, or (6) a material breach of this letter agreement by the Company; provided, however, that Good Reason shall exist only if (a) you have given written notice to the Company (specifying such circumstances in reasonable detail) within thirty (30) days of the initial existence of the Good Reason circumstances, (b) the Company has failed within thirty (30) days of receipt of such notice to cure such circumstances, and (c) you resign within six (6) months of the initial occurrence of the circumstances constituting Good Reason.

Change of Control

If your employment is involuntarily terminated without cause by the Company or a successor entity, or if you resign for Good Reason, during the ninety (90) day period prior to, or within one (1) year following, a Change in Control (as defined below), conditioned upon the execution and effectiveness of the Release: (i) your restricted stock granted pursuant to this letter agreement, under the Restricted Stock Award section above, shall vest in an amount equal to the greater of fifty percent (50%) of the amount unvested prior to such termination or, if greater, the amount that would become vested on the first anniversary of the termination (assuming you had continued employment with the Company through such date); and (ii) awards granted under the LTIP that are paid in the form of an equity award and that have not previously vested shall become vested according to the terms of the LTIP.

As used in this Agreement, “Change in Control” shall be deemed to occur upon one or more of the following events:

(i)	the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more (on a fully diluted basis) of either (A) the then outstanding shares of common stock of the Company, taking into account as outstanding for this purpose such stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Company or any of its affiliates, (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any of its affiliates, (III) any acquisition which complies with clauses (A), (B) and (C) of subsection (iii) of this definition, or (IV) in respect of an equity award held by a particular equity award holder, any acquisition by the equity award holder or any group of persons including the equity award holder (or any entity controlled by the equity award holder or any group of persons including the equity award holder);

(ii)	the sale, transfer or other disposition of all or substantially all of the business or assets of the Company; or

(iii)	the consummation of a reorganization, recapitalization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than fifty percent (50%) of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Company”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination; (B) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company), is or becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company); and (C) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.

If there is a change in ownership or control of the Company that would cause any payment or distribution by the Company or any other Person or entity to you or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) to be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by you with respect to such excise tax, the “Excise Tax”), then you will receive the greatest of the following, whichever gives you the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (a) the Payments or (b) one dollar ($1) less than the amount of the Payments that would subject you to the Excise Tax (the “Safe Harbor Amount”). If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount and none of the Payments constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), then the reduction shall occur in the manner you elect in writing prior to the date of payment. If any Payment constitutes nonqualified deferred compensation or if you fail to elect an order, then the Payments to be reduced will be determined in a manner which has the least economic cost to you and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to you, until the reduction is achieved. All determinations required to be made under this paragraph including whether and when the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by an independent certified public accounting firm selected by or acceptable to the Company and you (the “Accounting Firm”). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

Indemnification

The Company will enter into an Indemnification Agreement for Directors and Officers with you, effective as of your first day of employment. In addition, you shall be covered by the Company’s insurance policy for directors and officers.

Benefits

You will be eligible to participate in XO Group’s benefits program starting with the first of the month following your first day of employment. You will be eligible to participate in our Employee Stock Purchase Plan after completion of five (5) months of service. As an executive officer, you will be covered by any supplemental travel and business expense reimbursement policies in effect for executive officers. A full description of your benefits is contained in official plan documents that will be available to you. Please be advised that this letter describes policies and benefits currently available and that XO Group reserves the right to amend, change, and terminate its policies, programs, and employee benefit plans at any time during your employment.

Vacation provides a period of rest, relaxation, and change of pace. All exempt employees of XO Group do not accrue vacation. Instead, it is up to you to decide how much you would like to take. It is up to you and your manager to ensure that you are providing a fair amount of work in exchange for the compensation we pay you. You are expected to meet work related deadlines and other job related commitments, but you may take as much paid vacation as you in your own discretion choose to take, consistent with your responsibilities to the Company, and to Clients and Customers, and the Company’s business needs. You will be given a copy of XO Group’s Ultimate Freedom Vacation Policy which will provide additional detail about this benefit.

At-Will Employment

Please understand that, if employed by XO Group in this position, your employment will be “at will,” meaning that either you or XO Group may terminate the relationship at any time, with or without cause or notice. Please also note that XO Group reserves the right to revise, supplement, or rescind any of its policies, practices, and procedures (including those described in the Employee Handbook) as it deems appropriate in its sole and absolute discretion.

Subject to the policies applicable to other senior executives of the Company (including without limitation such policies governing conflicts of interest), it shall not be a violation of this Agreement for you to manage personal business interests and investments and to engage in charitable and civic activities, so long as such activities do not individually or in the aggregate interfere with the performance of your responsibilities under this Agreement.

No Violation of Contract

By accepting this offer of employment, you represent and warrant that you are honoring all of the provisions of any agreement between you and any current or former employer (including all provisions that remain in effect after your employment is terminated), and that your acceptance of employment with XO Group is not a violation of any agreement with any third party under which you incur any obligations that conflict with or will otherwise prevent you from performing your obligations with XO Group. Additionally, please be advised that it is XO Group’s corporate policy not to obtain or use any confidential information, proprietary information or trade secrets of its competitors or others, unless it is properly obtained from sources permitted to disclose such information. By signing this letter below, you are acknowledging that you have been advised of this policy and that you accept and will abide by this policy. It is not our intention or desire to make use of any proprietary information to which you may have had access during your previous employment. You are being hired to apply for XO Group, and are expected to apply for XO Group, only the general, non-trade secret skills and knowledge that you have developed throughout your career and that you are free to use under all applicable federal and state laws. In the event that you are in possession of any confidential non-public information by virtue of your prior employment, you further agree that you will not engage and have not engaged in any activity that is inconsistent with the rights of such prior employer which could subject XO Group, its parent companies and affiliates or any of its employees to liability.

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Gillian, please indicate your acceptance of this offer and the attached Non-Disclosure, Non-Competition and Invention Assignment Agreement by responding via electronic signature. I look forward to a mutually rewarding association.

Regards,

/s/ MICHAEL STEIB

Michael Steib

President

By signing, dating and returning this letter, you accept our terms of employment.

/s/ GILLIAN MUNSON	11/12/2013
Gillian Munson	Date